Exhibit 99.1

     PREMIERWEST BANCORP ANNOUNCES SECOND QUARTER EARNINGS

MEDFORD, OR – July 22, 2008: PremierWest Bancorp (NASDAQ – PRWT) announced net income of $648 thousand for the quarter ended June 30, 2008. Earnings per share on a fully diluted basis were $0.03. Earnings for the six months ended June 30, 2008 were $2.5 million or $0.11 per fully diluted share. PremierWest’s Chief Executive Officer, John Anhorn, stated, “Earnings for both the most recent quarter and for the year to date are not acceptable. However, it is important to stress that the fundamental earning power of the bank was sufficient to absorb a significant increase in our loan loss reserve and still record income for the quarter.”

Significant items for the second quarter include:
•	PremierWest Bancorp was added to the Russell 3000® Index;
•	The bank remained “Well Capitalized” with a risk-based capital ratio of approximately 11.17 percent;
•	Net interest margin, on a tax equivalent basis, was 4.88 percent, decreasing 4 basis points as compared to last quarter as a result of a 12 basis point reduction from interest income reversed and an additional 18 basis point loss from interest that would have been recorded during the quarter had the loans not been placed on nonaccrual status;
•	Non-performing assets increased to $41.9 million, or 2.81 percent of total assets, related primarily to loans affected by the real estate downturn;
•	Provision for loan losses was $5.2 million, an increase of $2.2 million over the prior quarter and representing lost earnings after tax of $0.14 per fully diluted share; and
•	Charge-offs of non-performing loans totaled $4.8 million with recoveries of previously charged-off loans of $340 thousand.

John Anhorn, Chief Executive Officer, stated, “Volatile real estate valuations and uncertain economic conditions have led to our taking an aggressive position in dealing with non-performing assets and in assessing risk in our loan portfolio. Accordingly, we have charged off $4.8 million in non-performing loans and have booked an additional $5.2 million loan loss provision to restore and bolster our reserve for loan losses. Evaluation of a previously disclosed credit acquired in the Stockmans Financial Group merger required revision due to the volatile valuations evident, but undetermined, at the time of the merger. Our initial estimate of the fair value of the credit at the date of acquisition was decreased $3.1 million through an increase to our reserve for loan loss and an offsetting entry to the goodwill valuation for the merger.”

Consistent with current industry trends and regulatory guidelines, the bank has adopted a more aggressive policy regarding charge-offs of impairment reserve. In those instances when collateral dependent loans are determined to be impaired, the impairment is charged off immediately. Previously our policy was to charge off any remaining impairment at the conclusion of efforts to resolve the loan, to foreclose and transfer the collateral to OREO, or to sell the loan. Our new procedure shortens the charge-off timeframe.

Anhorn added, “Since the end of 2007, we have pursued a proactive strategy in dealing with credits about which we have developing concerns, which led to our loan loss reserve additions and charge-offs during the most recent quarter. With these financial adjustments to our loan loss reserve, we expect to have dealt with the vast majority of our currently known problem credits.”

Jim Ford, President, added, “Our business remains strong with our net interest margin remaining in the top tier of our peer group of banks. Additionally, our core deposits remain stable, and we continue to be ‘Well Capitalized’ by all regulatory standards. We are cautiously optimistic that the downturn we have witnessed during the last nine months is moderating, and are confident in our ability to successfully address the credit issues resulting from the current economic environment. We view this time as an opportunity to fine tune the operations of the Stockmans Financial Group acquisition and to position ourselves for profitable growth at such time as the economic environment improves. Operating efficiencies and territorial branding in Stockmans’ footprint to provide the full value inherent in the acquisition are expected to be fully implemented by the end of the year. In the meantime, we are focused on improving our business processes and on restoring our profitability to high performance levels.”

CREDIT QUALITY

In recognition of the decline in underlying real estate collateral values, primarily in northern and central California, $4.8 million in previously identified non-performing loans were charged off during the quarter just ended. The net increase in our allowance for loan losses was $4.2 million during the quarter, bringing our reserve for loan and losses to 1.92 percent of total loans.

Total non-performing assets were $41.9 million at June 30, 2008, up from $24.8 million at March 31, 2008. Our non-performing assets are concentrated in eight relationships with six of these relationships comprising $39.5 million or 94.3 percent of the total. All of these credits had suffered impairment as of the end of the quarter, based on recently obtained, updated appraisals that affected our judgment as to the total ultimate recovery. Additionally, management is taking a conservative approach in assessing risk in its existing portfolio of loans as a result of the volatility in real estate valuations as well as uncertain economic conditions.

The first relationship consists of multiple loans secured by real estate situated in northern California that total $14.2 million. Foreclosure by another lender to the same borrower on an adjacent property during the quarter just ended resulted in PremierWest re-categorizing the loans as non-performing. A reserve for impairment has been established for this credit based on a recent appraisal.

The second of the six largest non-performing relationships is comprised of two purchased participation loans: one of which is secured with approved residential lots and the other of which is unimproved land also in the northern California area. PremierWest purchased a minority position from two separate institutions, each with a national presence. The $5.0 million credit was reported as non-performing with the December 31, 2007 earnings release, and based on a September 2007 appraisal was not considered “impaired” at December 31, 2007. The related $7.3 million credit was placed on non-accrual status during the first quarter of 2008, at which time a new appraisal was obtained from the lead bank. The properties securing these two credits are in close proximity; thus, a reserve for impairment was established for both credits based on the new appraisal obtained for the larger credit and the uncertainty of the ultimate realizable value for the properties.

The third relationship consists of two loans originally totaling $7.0 million that were acquired with the merger with Stockmans in January of this year. The relationship is secured with undeveloped property in central and northern California and was identified and discussed in detail during our pre-merger due diligence of Stockmans. The northern California property, comprising $2.3 million of the total credits, has been foreclosed with a charge-off of $1.3 million with the remaining $1.0 million balance now included in other real estate owned. Stockmans originally established a reserve for this credit prior to the merger closing, consistent with normal credit review procedures and internal policies. The estimate of impairment for the central California collateral has been increased to $3.1 million by management based on a recently received appraisal as of the acquisition date.

The fourth relationship consists of a $3.1 million credit secured with Class A commercial office space in the Portland, Oregon area. The credit is well secured with a loan to value ratio of less than 50 percent and also has a substantial second lien behind our position. This credit was reported as non-performing at the end of the first quarter, and foreclosure action was initiated at that time. No loss is expected on this credit.

The fifth relationship totaling $3.0 million consists of multiple loans secured by approved residential building lots and completed and partially completed residential units situated in central Oregon. This credit was re-categorized as non-performing following interest payment delinquencies. A small portion of this credit has been charged off based on the deficiency in collateral for the note involved.

The sixth credit was recently classified as non-performing and consists of notes totaling $2.8 million. The loans were for property acquisition and development as well as residential unit construction in central Oregon. Updated appraisals have been ordered, and we do not anticipate an impairment.

As mentioned earlier, the bank has altered its concentration of resources directed at dealing with non-performing assets in order to provide a proactive, centralized and focused approach to expediting potential collections and liquidations of special assets. The results from these actions were felt during the current quarter with foreclosure actions commenced and liquidations scheduled or initiated. For example, the bank foreclosed on the northern California property previously mentioned and began marketing the property during the quarter just ended. We believe that prompt and aggressive moves to protect the bank’s position are critical to minimizing the long-term loss profile for non-performing assets.

Jim Ford, President, stated, “We continue to work aggressively at reducing our non-performing loan balances, while actively pursuing previously charged-off loans, as evidenced by the $340 thousand in recoveries this most recent quarter. As John stated earlier, we are confident in our ability to successfully work through these credits with positive results and are focused on doing so.” Ford continued, “Most importantly, we remain focused on providing great service and growing profitable customer relationships throughout our service territory.”

NET INTEREST MARGIN

Net interest income totaled $15.7 million for the quarter ended June 30, 2008, up from $15.1 million for the previous quarter. The Company’s tax adjusted net interest margin for the quarter ended June 30, 2008 was 4.88 percent, compared to 4.92 percent for the quarter ended March 31, 2008. The decline in the net interest margin is attributable to the reversal of approximately $374 thousand of interest related to loans placed on non-accrual during the quarter. This accounted for a 12 basis point decrease in what we otherwise would have reported. Nonetheless, we are confident that second quarter results from our peer group banks will, once again, demonstrate that our net interest margin is among the best for our peer group of banks.

DEPOSIT & LOAN GROWTH

Gross outstanding loans at June 30, 2008 totaled $1.27 billion, an increase of $12.1 million or 1.0 percent when compared to the previous quarter’s loan totals of $1.26 billion. Total deposits amounted to $1.22 billion at June 30, 2008, down slightly from the $1.23 billion at the end of the previous quarter. Noninterest bearing checking account balances totaled $235 million or 19.2 percent of total deposits. Rich Hieb, Senior Executive Vice President and Chief Operating Officer, stated, “Although there is continued competition for core deposits, our “People doing Business with People” brand holds us in good stead. The number of core deposit accounts continued to grow this quarter, and we believe that core deposits will show further growth as our newer locations develop.”

NONINTEREST EXPENSE

Noninterest expense increased $2.5 million from $9.6 million during the second quarter of 2007 to $12.2 million during the quarter ending June 30, 2008, primarily as a result of the acquisition of Stockmans in January of 2008. On a sequential quarter basis, noninterest expense increased by $678 thousand, largely as a result of increased FDIC assessments and legal costs. The Company’s efficiency ratio remained relatively unchanged at 66.26 percent during the quarter just ended compared to 66.36 percent during the preceding quarter.

CAPITAL

At June 30, 2008, PremierWest remained “Well Capitalized” as measured by regulatory standards. John Anhorn stated, “Our intention is twofold: to re-establish and sustain our top-tier earnings performance and to maintain our well-capitalized position, while continuing our cash dividend program.”

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a financial services holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May, 2000. In April, 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January, 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into the Klamath Falls and Central Oregon communities of Bend and Redmond, and into Yolo, Butte, and Placer counties in California.

DISCLOSURE REGARDING FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about the prospects for earnings growth, deposit and loan growth, capital levels, our dividend program, expected peer rankings, the effective management of our credit quality, the collectability of identified non-performing loans and the adequacy of our Allowance for Loan Losses.

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)

					For the three
EARNINGS AND PER SHARE DATA					months ended
					March 31,
For the Three Months Ended June 30	2008	2007	Change	% Change	2008	Change	% Change

Interest income	$ 22,716	$ 20,337	$ 2,379	11.7%	$ 22,938	$ (222)	-1.0%
Interest expense	6,977	6,531	446	6.8%	7,871	(894)	-11.4%

Net interest income	15,739	13,806	1,933	14.0%	15,067	672	4.5%
Provision for possible loan losses	5,225	75	5,150	6866.7%	3,075	2,150	69.9%
Non-interest income	2,600	2,287	313	13.7%	2,250	350	15.6%
Non-interest expense	12,152	9,636	2,516	26.1%	11,474	678	5.9%

Pre-tax income	962	6,382	(5,420)	-84.9%	2,768	(1,806)	-65.2%
Provision for income taxes	314	2,441	(2,127)	-87.1%	965	(651)	-67.5%

Net income	$ 648	$ 3,941	$ (3,293)	-83.6%	$ 1,803	$ (1,155)	-64.1%

Basic earnings per share	$ 0.03	$ 0.23	$ (0.20)	-87.0%	$ 0.08	$ (0.05)	-62.5%

Diluted earnings per share	$ 0.03	$ 0.21	$ (0.18)	-85.7%	$ 0.08	$ (0.05)	-62.5%

Average shares outstanding--basic	22,390,198	17,032,090	5,358,108	31.5%	20,898,008	1,492,190	7.1%
Average shares outstanding--diluted (1)	22,396,475	18,554,696	3,841,779	20.7%	22,236,025	160,450	0.7%

For the Six Months Ended June 30

Interest income	$ 45,654	$ 39,697	$ 5,957	15.0%
Interest expense	14,848	12,549	2,299	18.3%

Net interest income	30,806	27,148	3,658	13.5%
Provision for possible loan losses	8,300	275	8,025	2918.2%
Non-interest income	4,850	4,297	553	12.9%
Non-interest expense	23,626	19,340	4,286	22.2%

Pre-tax income	3,730	11,830	(8,100)	-68.5%
Provision for income taxes	1,279	4,521	(3,242)	-71.7%

Net income	$ 2,451	$ 7,309	$ (4,858)	-66.5%

Basic earnings per share	$ 0.11	$ 0.42	$ (0.31)	-73.8%

Diluted earnings per share	$ 0.11	$ 0.39	$ (0.28)	-71.8%

Average shares outstanding--basic	21,656,207	17,029,725	4,626,482	27.2%
Average shares outstanding--diluted (1)	21,704,533	18,551,187	3,153,346	17.0%

(1) Conversion of the Company's preferred stock would be antidilutive as of June 30, 2008. Hence, fully diluted average shares outstanding have been adjusted accordingly despite the fact that the preferred shares are mandatorily convertible in November 2008.

SELECTED FINANCIAL RATIOS
(annualized)
				For the three
				months ended
For the Three Months Ended June 30	2008	2007	Change	March 31, 2008	Change

Yield on average gross loans (1)	7.11%	8.64%	(1.53)	7.58%	(0.47)
Yield on average investments (1)	4.01%	5.70%	(1.69)	3.74%	0.27
Total yield on average earning assets (1)	7.03%	8.60%	(1.57)	7.49%	(0.46)
Cost of average interest bearing deposits	2.65%	3.52%	(0.87)	3.20%	(0.55)
Cost of average borrowings	4.83%	5.69%	(0.86)	6.15%	(1.32)
Cost of average total deposits and borrowings	2.23%	2.85%	(0.62)	2.68%	(0.45)
Cost of average interest bearing liabilities	2.74%	3.62%	(0.88)	3.31%	(0.57)
Net interest spread	4.80%	5.75%	(0.95)	4.81%	(0.01)
Net interest margin (1)	4.88%	5.85%	(0.97)	4.92%	(0.04)

Net charge-offs to average loans	0.35%	0.01%	0.34	0.02%	0.33
Allowance for loan losses to loans	1.92%	1.16%	0.76	1.61%	0.31
Allowance for loan losses to non-performing loans	60.06%	317.85%	(257.79)	82.25%	(22.19)
Non-performing loans to total loans	3.19%	0.36%	2.83	1.95%	1.24
Non-performing assets to total assets	2.81%	0.33%	2.48	1.69%	1.12

Return on average equity	1.37%	12.95%	(11.58)	4.18%	(2.81)
Return on average assets	0.18%	1.50%	(1.32)	0.52%	(0.34)

Efficiency ratio (2)	66.26%	59.88%	6.38	66.36%	(0.10)

For the Six Months Ended June 30

Yield on average gross loans (1)	7.35%	8.64%	(1.29)
Yield on average investments (1)	3.88%	5.44%	(1.56)
Total yield on average earning assets (1)	7.26%	8.60%	(1.34)
Cost of average interest-bearing deposits	2.91%	3.47%	(0.56)
Cost of average borrowings	5.40%	5.72%	(0.32)
Cost of average total deposits and borrowings	2.44%	2.80%	(0.36)
Cost of average interest-bearing liabilities	3.01%	3.56%	(0.55)
Net interest spread	4.82%	5.80%	(0.98)
Net interest margin (1)	4.91%	5.89%	(0.98)

Return on average equity	2.70%	12.26%	(9.56)
Return on average assets	0.34%	1.43%	(1.09)

Efficiency ratio (2)	66.26%	61.50%	4.76

Notes:
(1) Tax equivalent
(2) Non-interest expense divided by net interest income plus non-interest income

PREMIERWEST BANCORP
FINANCIAL HIGHLIGHTS
(All amounts in 000's, except per share data)
(unaudited)
					Balance Sheet
BALANCE SHEET					at March 31,
At June 30	2008	2007	Change	% Change	2008	Change	% Change

Fed funds sold and investments	$ 38,708	$ 12,099	$ 26,609	219.9%	$ 38,672	$ 36	0.1%

Gross loans	1,273,679	974,153	299,526	30.7%	1,261,614	12,065	1.0%
Allowance for loan losses	(24,423)	(11,252)	(13,171)	117.1%	(20,264)	(4,159)	20.5%

Net loans	1,249,256	962,901	286,355	29.7%	1,241,350	7,906	0.6%
Other assets	201,885	120,795	81,090	67.1%	189,010	12,875	6.8%

Total assets	$ 1,489,849	$ 1,095,795	$ 394,054	36.0%	$ 1,469,032	$ 20,817	1.4%

Non-interest-bearing deposits	$ 234,672	$ 201,065	$ 33,607	16.7%	$ 235,293	$ (621)	-0.3%
Interest-bearing deposits	986,139	722,997	263,142	36.4%	994,851	(8,712)	-0.9%

Total deposits	1,220,811	924,062	296,749	32.1%	1,230,144	(9,333)	-0.8%
Borrowings	66,433	38,294	28,139	73.5%	31,281	35,152	112.4%
Other liabilities	14,398	10,602	3,796	35.8%	18,631	(4,233)	-22.7%
Stockholders' equity	188,207	122,837	65,370	53.2%	188,976	(769)	-0.4%

Total liabilities and stockholders' equity	$ 1,489,849	$ 1,095,795	$ 394,054	36.0%	$ 1,469,032	$ 20,817	1.4%

Period end shares outstanding (1)	23,561,349	18,203,839	5,357,510	29.4%	23,562,401	(1,052)	0.0%
Book value per share	$ 7.99	$ 6.75	$ 1.24	18.4%	$ 8.02	$ (0.03)	-0.4%
Tangible book value per share	$ 4.67	$ 5.49	$ (0.82)	-14.9%	$ 4.84	$ (0.17)	-3.5%

Allowance for loan losses:
Balance beginning of period 1/1/08	$ 11,450	$ 10,877	$ 573	5.3%	$ 11,450	$ -	0.0%
Balance-sheet reclassification (2)	-	(255)	255	-100.0%	-	-	nm
Finance portfolio purchased (3)	-	436	(436)	-100.0%	-	-	nm
Acquired from Stockmans Bank merger	9,112	-	9,112	nm	5,982	3,130	52.3%
Provision for loan losses	8,300	275	8,025	2918.2%	3,075	5,225	169.9%
Net (charge-offs) recoveries	(4,439)	(81)	(4,358)	5380.2%	(243)	(4196)	1726.7%

Balance end of period 6/30/08	$ 24,423	$ 11,252	$ 13,171	117.1%	$ 20,264	$ 4,159	20.5%

Non-performing assets:
Non-performing loans	$ 40,662	$ 3,540	$ 37,122	1048.6%	$ 24,637	$ 16,025	65.0%
Real estate owned	1,244	101	1,143	1131.7%	205	1039	506.8%

Total non-performing assets	$ 41,906	$ 3,641	$ 38,265	1050.9%	$ 24,842	$ 17,064	68.7%

Notes:
(1) Amount includes 11,000 shares of preferred stock issued November 17, 2003 as if converted into common stock at a conversion ratio of 106.35 to 1 for a total of 1,169,925 common shares.
(2) Amount reclassified from the allowance for loan losses to other liabilities in accordance with Financial Accounting Standard No. 5. The amount reclassified represents the off-balance sheet credit exposure related to unfunded commitments to lend and letters of credit.
(3) Amount resulting from the purchase of a consumer finance loan portfolio on June 29, 2007.

					For the three
					months ended
For the Three Months Ended June 30	2008	2007	Change	% Change	March 31, 2008	Change	% Change

Average fed funds sold and investments	$ 36,971	$ 10,550	$ 26,421	250.4%	$ 36,644	$ 327	0.9%
Average loans, gross	1,268,015	940,453	327,562	34.8%	1,186,600	81,415	6.9%
Average total assets	1,474,619	1,050,511	424,108	40.4%	1,383,294	91,325	6.6%
Average non-interest-bearing deposits	238,714	194,242	44,472	22.9%	218,987	19,727	9.0%
Average interest-bearing deposits	978,391	692,627	285,764	41.3%	909,499	68,892	7.6%
Average total deposits	1,217,105	886,869	330,236	37.2%	1,128,486	88,619	7.9%
Average total borrowings	45,580	31,707	13,873	43.8%	39,309	6,271	16.0%
Average stockholders' equity	190,771	122,098	68,673	56.2%	173,692	17,079	9.8%

For the Six Months Ended June 30
Average fed funds sold and investments	$ 35,921	$ 11,158	$ 24,763	221.9%
Average loans, gross	1,233,537	922,650	310,887	33.7%
Average total assets	1,444,148	1,032,796	411,352	39.8%
Average non-interest-bearing deposits	230,522	192,121	38,401	20.0%
Average interest-bearing deposits	950,961	681,985	268,976	39.4%
Average total deposits	1,181,483	874,106	307,377	35.2%
Average total borrowings	39,917	28,391	11,526	40.6%
Average stockholders' equity	182,291	120,271	62,020	51.6%